UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 3, 2010

VLOV, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-53155	20-8658254
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11/F., Xiamen Guanyin Shan International Commercial Operation Centre, A3-2 124
Hubin Bei Road, Siming District
Xiamen, Fujian Province
People’s Republic of China

(Address of Principal Executive Offices)

(86592) 2345999

(Issuer Telephone Number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

               Effective April 27, 2010, Mr. Yushan Zheng resigned as the Registrant’s chief financial officer. The decision by Mr. Zheng to resign from his position was not the result of any material disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.

               Effective April 27, 2010, the Registrant’s board of directors appointed Mr. Bennet P. Tchaikovsky as the Registrant's chief financial officer to replace Mr. Zheng.

               Mr. Bennet P. Tchaikovsky is presently the chief financial officer for China Jo-Jo Drugstores, Inc. which he performs on a part-time basis. From May 2008 to April 16, 2010, Mr. Tchaikovsky served as the chief financial officer of Skystar Bio-Pharmaceutical Company which he performs on a part-time basis. From March 2008 through November 2009, Mr. Tchaikovsky served as a director of Ever-Glory International Group. From December 2008 through November 2009, Mr. Tchaikovsky served as a director of Sino Clean Energy, Inc. From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc. Mr. Tchaikovsky acted as a consultant to Innovative Card Technologies from November 2007 until July 2008. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

THE LOANOUT AGREEMENT

           In connection with Mr. Tchaikovsky’s appointment, the Registrant entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation, pursuant to which the Registrant have retained the services of Bennet P. Tchaikovsky to serve as the Registrant’s chief financial officer for a term of one year. Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States and on a part-time basis (90 hours per month), and the Registrant has agreed to pay an annual fee of $70,000 for Mr. Tchaikovsky’s services. Additionally, Mr. Tchaikovsky will have the right to receive 20,000 shares of the Registrant’s restricted common stock, to vest as follows: 3,562 shares on June 30, 2010, 5,041 shares on September 30, 2010, 5,041 shares on December 31, 2010, 4,932 shares on March 31, 2011, and 1,424 shares on April 26, 2011.

The Loanout Agreement terminates upon Mr. Tchaikovsky’s death. If Mr. Tchaikovsky is unable to perform his duties for over 45 consecutive days during the term of the Loanout Agreement, the Registrant may terminate the Loanout Agreement by 10-day written notice thereafter. The Registrant may also terminate the Loanout Agreement for cause, upon notice if at any time Mr. Tchaikovsky: (a) willfully breaches or habitually neglects his duties; or (b) commits acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct that would prevent the effective performance of his duties or would result in material harm to the Registrant or its business. Lastly, the Registrant may terminate the Loanout Agreement without cause upon a 30-day written notice to Worldwide Officers.

On the other hand, Worldwide Officers may terminate the Loanout Agreement upon 90-day written notice to the Registrant.

The Loanout Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with the Registrant during the term of the Loanout Agreement and for a period of 3 years after termination (including contact with or solicitation of the Registrant’s customers, employees or suppliers), provided that Worldwide Officers and Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any competitor of the Registrant; (iii) requiring Worldwide Officers and Mr. Tchaikovsky to refer any business opportunities to the Registrant during the term of the Loanout Agreement and for a period of 1 year after termination. However, Worldwide Officers and Mr. Tchaikovsky shall have no further obligations with respect to competition and business opportunities if the Loanout Agreement is terminated without cause or if Worldwide Officers terminates the Loanout Agreement for cause.

Lastly, the Registrant is obligated under the Loanout Agreement to indemnify Mr. Tchaikovsky for any claims made against him in his capacity as the chief executive officer and, in connection to that obligation, the Registrant is required to include him under any director and officer insurance policy that is in effect during the term of the Loanout Agreement.

The foregoing description of the Loanout Agreement with Worldwide Officers is qualified in its entirety by a copy of such agreement attached to this current report on Form 8-K as Exhibit 99.1.

Mr. Tchaikovsky has no family relationships with any of the Registrant’s current directors, executive officers or persons nominated or appointed to become directors or executive officers.

Item 8.01	Other Events.

On May 3, 2010, the Registrant issued a press release, a copy of which is included as Exhibit 99.2 to this current report on Form 8-K.

The information in Item 8.01 and Exhibit 99.2 attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Loanout Agreement with Worldwide Officers, Inc. dated April 27, 2010.
99.2	Press Release dated May 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 3, 2010	VLOV, Inc. (Registrant)

	By:	/s/ Qingqing Wu
Qingqing Wu
Chief Executive Officer